
                 AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                 Travel Related Services Company, Inc.)


                             EXHIBIT 12.1


     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                OF AMERICAN EXPRESS CREDIT CORPORATION
                              (millions)


                          Nine Months
                            Ended
                         September 30,
                          (Unaudited)         Years Ended December 31,
                         ------------    -------------------------------------
                         1999    1998    1998    1997    1996    1995     1994
                         ----    ----    ----    ----    ----    ----     ----

Earnings:

Net Income             $  171  $  174  $  237  $  212  $  215  $  197   $  139
Income tax provision       92      93     128     114     115     105       75
Interest expense          822     899   1,190   1,125   1,117   1,054      736
                       ------  ------  ------  ------  ------  ------   ------
Total earnings         $1,085  $1,166  $1,555  $1,451  $1,447  $1,356   $  950
                       ======  ======  ======  ======  ======  ======   ======

Fixed charges -
   interest expense    $  822  $  899  $1,190  $1,125  $1,117  $1,054   $  736
                       ======  ======  ======  ======  ======  ======   ======

Ratio of earnings
   to fixed charges      1.32    1.30    1.31    1.29    1.30    1.29     1.29


Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

                 AMERICAN EXPRESS CREDIT CORPORATION
            (a wholly-owned subsidiary of American Express
                 Travel Related Services Company, Inc.)

                             EXHIBIT 12.2
     COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                      OF AMERICAN EXPRESS COMPANY
                         (Dollars in millions)

                       Nine Months
                         Ended
                      September 30,           Years Ended December 31,
                          1999       -----------------------------------------
                       (Unaudited)   1998     1997     1996     1995     1994
                       -----------   ----     ----     ----     ----     ----
Earnings:

Pretax income from
   continuing operations   $2,593  $2,925   $2,750   $2,664   $2,183   $1,891
Interest expense            1,566   2,224    2,122    2,160    2,343    1,925
Other adjustments             105     124      127      139       95      103
                           ------  ------   ------   ------   ------   ------
Total earnings (a)         $4,264  $5,273   $4,999   $4,963   $4,621   $3,919
                           ------  ------   ------   ------   ------   ------

Fixed charges:
   Interest expense        $1,566  $2,224   $2,122   $2,160   $2,343   $1,925
   Other adjustments          107     129      129      130      135      142
                           ------  ------   ------   ------   ------   ------
Total fixed charges (b)    $1,673  $2,353   $2,251   $2,290   $2,478   $2,067
                           ------  ------   ------   ------   ------   ------

Ratio of earnings
   to fixed charges (a/b)    2.55    2.24     2.22     2.17     1.86     1.90

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the Company) and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income of American Express Company.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.

On May 31, 1994, the Company completed the spin-off of Lehman
Brothers through a dividend to American Express common shareholders. Accordingly, Lehman Brothers' results are reported as a discontinued operation and are excluded from the above computation. In the fourth quarter of 1995, the Company's ownership in First Data Corporation ("FDC") was reduced to approximately 10 percent as a result of shares issued by FDC in connection with a merger transaction. Accordingly, as of December 31, 1995, the Company's investment in FDC is accounted for as Investments - Available for Sale.